Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2024, relating to the financial statements of Fathom Holdings Inc., appearing in the Annual Report on Form 10-K of Fathom Holdings Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

November 12, 2024